EXHIBIT 99

Consolidated Graphics
NEWS RELEASE
Contact: Mary K. Collins
Senior Vice President

(713) 529-4200

                             CONSOLIDATED GRAPHICS
                    TO ACQUIRE GARNER PRINTING OF DES MOINES

     HOUSTON, TX (May 23, 1996) - Consolidated Graphics, Inc. (Nasdaq/NM:COGI) today announced the signing of a letter of intent to acquire Garner Printing of Des Moines, Iowa. Terms of the agreement were not disclosed.

     Garner Printing is a high-quality, full-service, sheet-fed printer. The company's five sheet-fed presses have up to seven-color capability and are complemented by state-of-the-art prepress equipment and a complete bindery. The company reported revenues of $13 million in 1995.

     Management of Garner Printing, including owners Bob Garner, President, and Jerry Ross, Tom Kruger, and Bill Duro, Vice Presidents, will continue in their present roles following the acquisition. The company's name will also remain unchanged.

     "Garner Printing has a reputation for being one of the top printers in the Midwest," said Joe R. Davis, chairman and chief executive officer of Consolidated Graphics, Inc. "The company provides outstanding service, has highly capable personnel and an excellent array of production equipment. We are excited about adding Garner Printing to our existing group of strong companies.

     "This acquisition represents our first entry into the Midwest market and is our third announced acquisition in the last 60 days, joining Bridgetown Printing in Portland, Oregon, and Eagle Press in Sacramento. The total annual revenues to be generated by these three companies is approximately $28 million," concluded Davis.

     Consolidated Graphics, Inc. is one of the fastest growing printing companies in the United States. It is a consolidator in a fragmented industry that adds value to its acquisitions by providing the financial and operational strengths, management support and technological advantages associated with a larger organization. With the completion of the acquisitions of Garner Printing, Bridgetown Printing, and Eagle Press, Consolidated Graphics will operate printing companies in a total of eleven markets which also include Dallas, Denver, Houston, Phoenix, San Antonio, San Diego, Seattle and Tulsa.

                                     -END-

Consolidated Graphics, Inc.

2210 West Dallas Street

Houston, Texas 77019

(713) 529-4200